                                                                  Exhibit (a)(3)
                             ARTICLES SUPPLEMENTARY
                                       OF
                             HEARTLAND GROUP, INC.

     The Board of Directors of Heartland Group, Inc. ("Heartland Group"), a corporation organized and existing under the laws of the State of Maryland and registered as an open-end investment company under the Investment Company Act of 1940, by resolutions unanimously adopted on ________ , 199_____ and ___________, 199____, respectively, has taken action (i) to withdraw the designation of, and to discontinue, its series known as the Heartland Small Cap Contrarian Fund (the "Small Cap Fund") and (ii) to redesignate such series as a new series, effective as of _______, 199___, to be known as the Heartland Taxable Municipal Fund. The shareholders of the Small Cap Fund, voting separately, approved such withdrawal and discontinuance at a special meeting held on November 4, 1998. Heartland Group, having been authorized to issue one billion (1,000,000,000) shares of capital stock with a par value of one-tenth of one cent ($.001) per share, or an aggregate par value of one million dollars ($1,000,000), has the following nine series in existence as of the effective date hereof:

Series                                                No. of Shares
------                                                -------------
Heartland Value Fund                                  100 Million
Heartland Mid Cap Value Fund                          100 Million
Heartland Large Cap Value Fund                        100 Million
Heartland Value Plus Fund                             100 Million
Heartland U.S. Government Securities Fund             100 Million
Heartland Wisconsin Tax Free Fund                     100 Million
Heartland Short Duration High-Yield Municipal Fund    100 Million
Heartland High-Yield Municipal Bond Fund              100 Million
Heartland Taxable Municipal Fund                      100 Million

     All of such designated series of shares have the relative preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Section 7.2 of Heartland Group's Articles of Incorporation.

     The Board of Directors has taken this action pursuant to the powers conferred upon it under Section 7.1 of Heartland Group's Articles of Incorporation and Sections 2-105(a)(9), 2-105(c) and 2-208 of the Maryland General Corporation Law, and with respect to the withdrawal and discontinuation of the series known as the Small Cap Fund only, subject to approval by the Fund's shareholders, which shareholder approval has been obtained.

                                         HEARTLAND GROUP, INC.



                                         By:  ____________________________
                                              William J. Nasgovitz, President


                                         Attest:



                                         By:  ______________________________
                                              Lois J. Schmatzhagen, Secretary

Dated: ______________, 199___

STATE OF WISCONSIN    )
                      )  SS
COUNTY OF MILWAUKEE   )

     On this ________ day of _____________, 199___, before me, a Notary Public for the State and County set forth above, personally came William J. Nasgovitz, as President of Heartland Group, Inc., and Lois J. Schmatzhagen, as Secretary of Heartland Group, Inc., and in their said capacities each acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation and further acknowledged that, to the best of their knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

     IN WITNESS WHEREOF, I have signed below in my own hand and attached my official seal on the day and year set forth above.


                         __________________________________________
                         Notary Public

                         My Commission Expires_____________________

(SEAL)